Section 2: EX-12.1 (EX-12.1)
Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

For the Quarter ended
June 30, 2011
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$15,768
Plus:
Fixed Charges (excluding capitalized interest)	97,892

Total Earnings	$113,660

Fixed Charges:
Interest expensed and capitalized	$95,950
Amortized premiums, discounts, and capitalized expenses related to indebtedness	533
An estimate of the interest component within rental expense	1,409

Total Fixed Charges	$97,892

Ratio of Earnings to Fixed Charges	1.16

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$15,768
Plus:
Fixed Charges (excluding capitalized interest)	48,450

Total Earnings	$64,218

Fixed Charges:
Interest expensed and capitalized	$46,508
Amortized premiums, discounts, and capitalized expenses related to indebtedness	533
An estimate of the interest component within rental expense	1,409

Total Fixed Charges	$48,450

Ratio of Earnings to Fixed Charges	1.33